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                                                                    Exhibit 99.1

MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE


As of and for the year ended October 31, 2004, Navistar Financial Corporation (the "Company") has complied, in all material respects, with the Company's established minimum servicing standards, except for as described below, for receivables being serviced for the Navistar Financial 2004-A Owner Trust (the "Trust") included in the accompanying Appendix I (the "Standards"). The Standards are based on the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers, modified to address the unique characteristics of servicing retail notes and leases in accordance with the Pooling and Servicing Agreements for the Trust.

During the year ended October 31, 2004, the Company determined it was noncompliant with the requirement that custodial bank accounts and related bank clearing accounts are reconciled within 45 days after the cutoff date as specified in item I.1.b in the minimum servicing standards.





January 31, 2005


By: /s/ PAM TURBEVILLE
   --------------------------------
Pam Turbeville
Chief Executive Officer
(Principal Executive and Operations Officer and Director
and Authorized Signatory for Navistar Financial Corporation)



By: /s/ANDREW J. CEDEROTH
   --------------------------------
Andrew J. Cederoth
Vice President and Treasurer
(Principal Financial Officer and Director and
Authorized Signatory for Navistar Financial Corporation)



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                                                                      APPENDIX I

NAVISTAR FINANCIAL CORPORATION'S MINIMUM SERVICING STANDARDS

I.    CUSTODIAL BANK ACCOUNTS

      1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

            a)    be mathematically accurate;

            b) be prepared within forty-five (45) calendar days after the cutoff date;

            c) be reviewed and approved by someone other than the person who prepared the reconciliation; and

            d) document explanations for material reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

      2. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.   RETAIL CONTRACT PAYMENTS

      1. Retail contract payments, properly identified as such upon receipt, shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

      2. Retail contract payments made in accordance with the retail contract documents shall be posted to the applicable retail contract records within two business days of receipt.

      3. Retail contract payments shall be allocated to principal, interest, insurance, taxes or other items, as applicable, in accordance with the Servicer's customary servicing procedures.

      4. Retail contract payments identified as loan payoffs shall be allocated in accordance with the retail contract documents.

III.  DISBURSEMENTS

      1. Amounts remitted to the collection accounts per the Servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

      2. Unused checks shall be safeguarded so as to prevent unauthorized access.

IV.   INVESTOR ACCOUNTING AND REPORTING

      1. Statements are sent on a monthly basis listing the total unpaid principal balance, pool balance, and other amounts required to be reported by the transaction documents.

V.    RETAIL INSTALLMENT CONTRACTS ACCOUNTING

      1. The servicing entity's retail contract records shall agree with, or reconcile to, the records of obligors with respect to the unpaid principal balance on a monthly basis.

VI.   DELINQUENCIES

      1. The servicing entity shall maintain and update records documenting collection efforts for retail contracts during the period such loan is in default.